T:\flh\series\10f-3diversifiedbond
For the fiscal period ended 12/31/2007
File number 811-03623

                         SUB-ITEM 77-0

                         EXHIBIT

Transactions Effected Pursuant to Rule 10f-3

I.    Name  of  Fund:  The Prudential Series  Fund,  Inc.  -   SP
Goldman Sachs Mid-Cap Growth Portfolio

1.   Name of Issuer:  National CineMedia, Inc.

2.   Date of Purchase:  February 7, 2007

3.   Number of Securities Purchased:  12,500

4.   Dollar Amount of Purchase:  $262,500

5.   Price Per Unit:  $21.00

6.   Name(s) of Underwriter(s) or Dealer(s)
        From  whom  Purchased:     Credit  Suisse  First   Boston
Corporation

7.   Other Members of the Underwriting Syndicate
       See Exhibit A

EXHIBIT A

UNDERWRITER
JPMorgan
Lehman Brothers
Morgan Stanley
AGM Securities
Allen & Company LLC
Banc of America Securities LLC
Bear, Stearns & Co. Inc.
Citigroup
Deutsche Bank Securities
Goldman, Sachs & Co.
Merrill Lynch & Co.
UBS Investment Bank